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Exhibit 23

Consent of Independent Registered Public Accounting Firm

         We consent to the incorporation by reference in the Registration Statements Nos. 333-102090, 333-105743, and 333-185163 on Form S-3, Nos. 333-88230, 333-86012, 333-101042, 333-101043, 333-110431, 333-140470, 333-159924, 333-173982, and 333-194325 on Form S-8, No. 333-61440 on Form S-4/S-8, and No. 333-132017 on Form S-4 of AmerisourceBergen Corporation of our reports dated November 25, 2014, with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation and subsidiaries and the effectiveness of internal control over financial reporting of AmerisourceBergen Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended September 30, 2014.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 25, 2014

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  Exhibit 23
Consent of Independent Registered Public Accounting Firm